Exhibit 5

              ENGLISH SUMMARY OF SECURED DEBENTURES/DEEDS OF PLEDGE
                      (PLEDGE OF SHARES AND RIGHTS THEREBY)
                               Dated July 28, 2004

In this summary capitalized terms not defined herein shall have the meaning attached to them in Schedule 13-D (Amendment 2) to which this summary is attached.

Pursuant to the Loan Agreement dated 28 July, 2004, FEL has entered into two Secured Debentures/Deeds of Pledge whereby it pledged:
(1)    4,915,448 Ordinary Shares; and
(2)    2,900,000 Ordinary Shares
in favor of Bank Leumi Le-Israel B.M. (the "Lender").

Both Deeds of Pledge are identical in terms, except that one of them refers to the number of Ordinary Shares specified in (1) and the other to the number of Ordinary Shares specified in (2) above. The Deeds of Pledge secure the complete repayment of all amounts due by FEL to the Lender with respect to the Loan provided by the Lender for the purpose of purchasing 7,815,448 Ordinary Shares from Elron.

The Pledge covers the said Ordinary Shares (the "Pledged Shares") and all yields and rights therefrom. FEL made customary representations, undertook to transfer the Pledged Shares to an affiliate of the Lender (the "Trustee"), not to transfer in any way the Pledged Shares or any part thereof, not to enter into any voting agreement with respect to the Pledged Shares without the prior consent of the Lender, to provide the Lender with certain public information with respect to the Issuer, to oppose any amendment to the Issuers organizational documents which may adversely affect FEL's rights with respect to the Pledged Shares and/or the Lender's rights.

The Trustee granted FEL a Proxy to participate and vote in General Meetings of the shareholders of Issuer. The Proxy can be revoked by the Lender upon the occurrence of an event of default under the Loan Agreement. In the event of such default the Lender is entitled to call all amounts due to it from FEL for immediate payment and exercise the Pledge. In addition, FEL has given the Trustee irrevocable instructions in accordance with the Deeds of Pledge.